EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2008 (August 15, 2008 as to segment changes described in notes 7 and 15), relating to the financial statements and financial statement schedule of Smith International, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123r, “Share-Based Payment” as of January 1, 2006; SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006; and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” on January 1, 2007) and of our report dated February 29, 2008 relating to the effectiveness of Smith International, Inc.’s internal control over financial reporting appearing in the current Report on Form 8-K of Smith International, Inc. dated August 15, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP
Houston, Texas
September 23, 2008